Exhibit 99.1
                                                                    ------------

                                                             -------------------
                                                              [GRAPHIC OMITTED]
                                                                   Maxcor
FOR IMMEDIATE RELEASE                                        -------------------
---------------------

             MAXCOR FINANCIAL GROUP INC. REPORTS THIRD QUARTER 2003
             ------------------------------------------------------
                 NET INCOME OF $8.4 MILLION, OR $1.04 PER SHARE
                 ----------------------------------------------

        2003 year-to-date net income is $14.8 million, or $1.81 per share
        -----------------------------------------------------------------

               Results include a $6.0 million, or $.73 per share,
               --------------------------------------------------
         after-tax benefit from 9/11-related property insurance proceeds
         ---------------------------------------------------------------


         (New York - November 7, 2003) - Maxcor Financial Group Inc. (Nasdaq:
MAXF) today announced its results for the third quarter and nine months ended September 30, 2003.

         For Q3 2003, Maxcor's net income was $8.4 million, or $1.04 per share, achieved on net revenues of $57.5 million. The results mark Maxcor's twelfth consecutive quarter of profitability, and bring its total after-tax earnings for the first nine months of 2003 to $14.8 million, or $1.81 per share, on net revenues of $147.1 million.

         By comparison, Maxcor's net income for Q3 2002 was $3.1 million, or $.38 per share, on net revenues of $44.5 million, and, for the first nine months of 2002, $6.6 million, or $.80 per share, on net revenues of $120.5 million.

         Maxcor emphasized, however, that Q3 2003 results (as well as year-to-date results for 2003) include a $6.0 million (or $.73 per share) after-tax benefit related to $11.1 million in revenues recorded from the settlement of its September 11th-related property insurance claim.

         Excluding these insurance proceeds and the other non-operating items described below in the selected financial data tables, Q3 2003 net income was $2.5 million, or $.31 per share, on net revenues of $46.4 million, and Q3 2002 net income was $3.1 million, or $.37 per share, on net revenues of $43.9 million. Similarly, net income for the first nine months of 2003 with such exclusions was $8.9 million, or $1.09 per share, on net revenues of $141.1 million, and net income for the comparable period in 2002 was $6.7 million, or $.82 per share, on net revenues of $119.6 million.

         "With the exception of a very quiet August," said Gil Scharf, Chairman and CEO of Maxcor, "the third quarter of 2003 was mostly positive. Our commission income levels in both New York and London increased, primarily reflecting the success of our various business expansions over the last year. We also saw solid gains from sales and trading, although short of our record results in that area from a year ago. Our Tokyo operations, however, continued to suffer modest losses that we hope to staunch and begin turning around this quarter with our recent installation of new management."

                                Page 5 of 9 Pages

         Maxcor also said that there were no new material developments in the lawsuit it commenced in New York State Supreme Court with respect to its when-issued trades in NTL Inc. shares. Maxcor, joined by other parties, has made a motion for summary judgment, which is currently pending and scheduled for oral argument the week of November 17th. The motion seeks to obtain a permanent and uniform adjusted settlement of all NTL when-issued trades without the need for holding a trial. Obviously, the timing or outcome of a decision on the motion cannot be predicted.

         As of September 30, 2003, Maxcor's book value per share was $8.26, a 43% increase from its book value per share of $5.77 one year earlier.

         For further information on current and prior period results, as well as the NTL litigation and its potential financial impact, Maxcor is referring investors to its quarterly report on Form 10-Q for the period ended September 30, 2003, which will be filed next week with the Securities and Exchange Commission (www.sec.gov) and will also then be made available on Maxcor's web site (www.maxf.com).

         Maxcor Financial Group Inc., through its various Euro Brokers businesses, is a leading domestic and international inter-dealer brokerage firm specializing in interest rate and other derivatives, emerging market debt products, cash deposits and other money market instruments, U.S. Treasury and federal agency bonds and repurchase agreements, and other fixed income securities. Maxcor Financial Inc., the Company's U.S. registered broker-dealer subsidiary, also conducts institutional sales and trading operations in municipal bonds, high-yield and distressed debt, convertible securities and equities. The Company employs approximately 500 persons worldwide and maintains principal offices in New York, London and Tokyo.

For further information, please contact:

                  Michelle Jordan (media)       Roger Schwed (Maxcor - New York)
                  714-435-0678 (office)         646-346-7000 (office)
                  949-632-7848 (cellular)

--------------------------------------------------------------------------------
This release contains certain "forward-looking" statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as "believes," "anticipates," "expects," "intends" and similar phrases. Such forward-looking statements, which describe our current beliefs concerning future business conditions and the outlook for the Company, are subject to significant uncertainties, many of which are beyond our control. Actual results or performance could differ materially from what we expect. Uncertainties include factors such as: market and economic conditions, including the level of trading volumes in the instruments we broker and interest rate volatilities; the effects of any additional terrorist acts or acts of war and governments' military and other responses to them; the success of our technology development and deployment; the status of our relationships with employees, clients, business partners, vendors and clearing firms; possible third-party litigations or regulatory actions against us or other unanticipated contingencies; the scope of our trading gains and losses; the actions of our competitors; and government regulatory changes. Reference is made to the "Cautionary Statements" section of our 2002 Annual Report on Form 10-K and to our subsequent filings with the Securities and Exchange Commission for a fuller description of these and additional uncertainties. The forward-looking statements made herein are only made as of the date of this press release, and we do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
--------------------------------------------------------------------------------

                                Page 6 of 9 Pages

                               MAXCOR FINANCIAL GROUP INC.
                                 Selected Financial Data

-----------------------------------------------------------------------------------------
                                                      For the Three      For the Three
                                                      Months Ended       Months Ended
                                                      September 30,      September 30,
                                                          2003               2002
                                                       (unaudited)        (unaudited)
                                                      ------------       ------------
Revenue:

  Commission income                                   $ 44,237,822       $ 38,502,990

  Insurance recoveries                                $ 11,106,063       $    645,297

  Interest income                                     $  2,247,976       $    532,767

  Principal transactions                              $  1,979,315       $  4,656,236

  Other                                              ($    333,984)      $    207,402
                                                      ------------       ------------

Gross revenue                                         $ 59,237,192       $ 44,544,692

Interest expense on securities indebtedness           $  1,701,742       $     43,318
                                                      ------------       ------------

Net revenue:                                          $ 57,535,450       $ 44,501,374


Net income                                            $  8,448,306 (1)      3,110,201 (4)


Basic earnings per share                              $       1.23 (2)   $       0.42 (5)

Diluted earnings per share                            $       1.04 (3)   $       0.38 (5)


Weighted average common shares outstanding: basic        6,889,677          7,425,138

Weighted average common shares outstanding: diluted      8,154,004          8,268,393
-----------------------------------------------------------------------------------------

(1) Reflects a positive net income effect of $5.9 million from the net effect during the quarter of (i) a $6.0 million after-tax benefit related to the $11.1 million in insurance recoveries recorded from the settlement of Maxcor's September 11th-related property insurance claim and (ii) an additional $100,000 (pre-tax) in legal costs incurred in connection with the disputed settlement of NTL when-issued equity trades. Maxcor breaks out these types of items from its results as reported under generally accepted accounting principles in order to provide a better picture of its earnings from operations.

(2) Includes the positive earnings effect -- $0.86 per share - of the items described in footnote 1 above.

(3) Includes the positive earnings effect -- $0.72 per share - of the items described in footnote 1 above.

(4) Reflects a positive net income effect of $46,000 from the net effect during the quarter of (i) $645,000 in September 11th related insurance proceeds recognized as revenues ($269,000 after tax and minority interest) and (ii) an additional $564,000 in September 11th related insurance proceeds recognized as an offset to direct expenses of $922,000 associated with the attacks (a net charge of $223,000 after tax).

(5) Includes the net positive earnings effect -- $0.01 per share - of the items described in footnote 4 above.

                                Page 7 of 9 Pages

-----------------------------------------------------------------------------------------
                                                      For the Nine       For the Nine
                                                      Months Ended       Months Ended
                                                      September 30,      September 30,
                                                          2003               2002
                                                       (unaudited)        (unaudited)
                                                      ------------       ------------
Revenue:

  Commission income                                   $133,519,551       $111,658,633

  Insurance Recoveries                                $ 11,106,063       $    830,985

  Interest income                                     $  3,562,792       $  1,333,372

  Principal transactions                              $  1,721,983 (6)   $  7,101,232

  Other                                              ($    810,661)     ($    356,314)
                                                      ------------       ------------

Gross revenue                                         $149,099,728       $120,567,908

  Interest expense on securities indebtedness         $  2,006,891       $     89,265
                                                      ------------       ------------

Net revenue:                                          $147,092,837       $120,478,643


Net income                                            $ 14,773,837 (7)   $  6,586,810 (10)


Basic earnings per share                              $       2.12 (8)   $       0.90 (11)

Diluted earnings per share                            $       1.81 (9)   $       0.80 (11)


Weighted average common shares outstanding: basic        6,964,395          7,309,591

Weighted average common shares outstanding: diluted      8,172,615          8,229,261
-----------------------------------------------------------------------------------------

(6) Includes a net loss of $5.1 million recorded for the disputed settlement of NTL when-issued equity trades.

(7) Includes: (i) the $6.0 million after-tax benefit described above in footnote 1 to the three months ended September 30, 2003 table, (ii) a $3.1 million after-tax loss and costs related to the disputed settlement of NTL when-issued equity trades, consisting of the $5.1 million loss recorded and described in footnote 6 above plus $600,000 in related legal costs incurred through September 30, 2003, and (iii) an extraordinary gain of $3.0 million relating to Maxcor's previously-announced litigation victory in the United Kingdom, which enabled it to acquire 100% ownership of a London subsidiary through the purchase at a discounted price of the minority interest previously held by its former partner.

(8) Includes the net positive earnings effect -- $0.84 per share - of the items described in footnote 7 above.

(9) Includes the net positive earnings effect -- $0.72 per share - of the items described in footnote 7 above.

(10) Reflects a negative net income effect of $162,000 from the net effect during the nine-month period of (i) $831,000 in September 11th related insurance proceeds recognized as revenues ($341,000 after tax and minority interest) and (ii) an additional $1.7 million in September 11th related insurance proceeds recognized as an offset to direct expenses of $2.6 million associated with the attacks (a net charge of $503,000 after tax).

(11) Includes the net negative earnings effect -- $0.02 per share - of the items described in footnote 10 above.

                                Page 8 of 9 Pages